news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136 Telephone 918 493-7700, Fax 918 493-7711

Contact:	Larry D. Pinkston
President and Chief Executive Officer
(918) 493-7700

For Immediate Release...

July 1, 2005

UNIT CORPORATION ANNOUNCES ELECTION OF NEW DIRECTORS

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its Board of Directors has elected Mr. Gary R. Christopher and Mr. Robert J. Sullivan, Jr. to the Company’s Board of Directors.

Mr. Christopher, since January 2004, has been engaged in personal investments and consulting. Between August 1999 and January 2004, he served as President and Chief Executive Officer and a director of PetroCorp Incorporated, and from March 1996 to August 1999 he served as the Acquisition Coordinator of Kaiser-Francis Oil Company. His other past professional experience includes serving as Vice President of Acquisitions for Indian Wells Oil Company and Senior Vice President and Manager of Energy Lending for First National Bank of Tulsa and the Bank of Oklahoma. He worked for Amerada Hess Corporation as a Reservoir Engineer and for Texaco, Inc. as a production Engineer. Mr. Christopher is a Registered Professional Engineer in the State of Oklahoma, a member of the Society of Petroleum Engineers, Society of Petroleum Evaluation Engineers, and the Oklahoma Independent Petroleum Association. Mr. Christopher received a Bachelor of Science degree in Petroleum Engineering from the University of Missouri. He is a past Director of the Petroleum Club of Tulsa, Middle Bay Oil Company, Three Tech Energy, PetroCorp Incorporated and a present Director of the Summit Bank of Oklahoma.

Mr. Sullivan, Jr. is a Principal with Sullivan and Company LLC, a family-owned independent oil and gas exploration and production company founded in 1958. He is also the Founder (1989) and served as Chairman and CEO of Lumen Energy Corporation prior to its sale in 2004. Mr. Sullivan was appointed to Oklahoma Governor Frank Keating’s Cabinet as Secretary of Energy in March, 2002. He received a Bachelor of Business Administration degree from the University of Notre Dame and a Master of Business Administration degree from the University of Michigan. Mr. Sullivan is a Board Member of the Oklahoma Independent Petroleum Association, Oklahoma Energy Resources Board, St. John Medical Center, St. Joseph Residence, University of Notre Dame Alumni Association, and former Board Member of Catholic Charities and Gatesway Foundation. He also is Trustee for Tulsa’s Monte Cassino Endowment Trust, a Member of the University of Notre Dame, Graduate School Advisory Council and Past Chairman of the Tulsa School Boards of Cascia Hall Preparatory School, Monte Cassino School and the School of St. Mary.

Larry D. Pinkston, Chief Executive Officer and President of Unit Corporation said, “Both Mr. Christopher’s and Mr. Sullivan’s experience and expertise will be significant assets to Unit. We look forward to their presence and contribution to our company.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.